Exhibit 99.1

WAUSAU PAPER ANNOUNCES $50 MILLION NOTE SALE

ENTERS INTO PRIVATE SHELF AGREEMENT

MOSINEE, WI – April 1, 2010 – Wausau Paper (NYSE:WPP) announced today that the Company has entered into a Note Purchase and Private Shelf Agreement with Prudential Investment Management and affiliates.  The Agreement provides for the issuance of $50 million of Series A Senior Notes due in 2017, having an interest rate of 5.69% per annum.  Proceeds will be used to pay down revolving debt and prepare the company to meet debt obligations maturing in 2011. In addition, the Agreement establishes a three-year Private Shelf Facility under which up to $125 million of additional promissory notes may be issued under terms the parties agree upon at the time of issuance.

Commenting on the agreement, Scott P. Doescher, executive vice president finance said, “We are pleased with the flexibility offered through the Private Shelf Facility and the cost-effective financing represented by our Series A Senior Notes. With our existing credit facilities expiring in the third-quarter of 2011, the new financing arrangement helps prepare us to meet maturing obligations while expanding our near-term credit capacity.  Building on the balance sheet improvements achieved over the last year, the agreement enhances our capital structure and positions us to pursue future growth opportunities.”

This announcement does not constitute an offer to sell or a solicitation to buy any of the notes.  The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Wausau Paper:

Wausau Paper produces and markets fine printing and writing and technical specialty papers and "away-from-home" towel and tissue products. The Company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #